Exhibit 99.1

    Mattson Technology, Inc. Announces Third Quarter 2004 Financial Results

    FREMONT, Calif., Oct. 20 /PRNewswire-FirstCall/ -- Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today is reporting financial results for the third quarter of 2004.
    Highlights of this report include:

    -- Diluted earnings per share increased 43%, to $0.20 per share in the third quarter of 2004 from $0.14 per share in the second quarter, on 13% higher net sales.
    -- Net profits in the third quarter of 2004 reached 15.0% of net sales, as compared to 12.2% of net sales in the second quarter.
    -- Shipments rose 7% sequentially from the second quarter.
    -- Book-to-bill of 1.19 exceeded the SEMI reported industry average of
       0.96 for the quarter.

    "Our business model continues to result in improving financial performance," said David L. Dutton, chief executive officer of Mattson Technology. "This is our fourth consecutive quarter of increasing profits, and that performance is accompanied by growth in bookings, gross margins and revenue.
    "Our accomplishments this quarter include additional market share gains, with growing acceptance for our strip and RTP products from top foundry, DRAM and logic customers," Dutton continued. "Today, we stand with great technology, strong global market positions and a business model designed to deliver value throughout industry cycles."
    Net sales for the third quarter ended September 26, 2004 were $68.0 million, a 13% increase from $60.2 million in the second quarter of 2004, and a 108% increase from $32.6 million in the third quarter of 2003. Net sales for the third quarters of 2004 and 2003 included royalties of $3.2 million and $3.0 million, respectively, related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. ("DNS").
    Net income for the third quarter of 2004 was $10.2 million, or $0.20 per diluted share, compared to $7.4 million or $0.14 per share for the second quarter of 2004, and a net loss of $3.9 million or $(0.09) per share for the third quarter of 2003.
    Shipments for the third quarter were $62.5 million, 7% more than the $58.2 million in the second quarter of 2004, and a 163% increase from $23.8 million in the third quarter of 2003.
    Gross margin for the third quarter of 2004 was 45.3%, an increase of
2.1 percentage points from 43.2% for the second quarter of 2004, and an increase of 6.2 percentage points from 39.1% gross margin for the third quarter of 2003.
    Net bookings for the third quarter of 2004 were $74.1 million, an 8% increase from $68.4 million in the second quarter of 2004, and a 90% increase from $39.0 million in the third quarter of 2003. Net bookings in the third quarter of 2004 resulted in a book-to-bill ratio of 1.19 to 1.
    Operating expenses for the third quarter were $20.9 million, an increase of $1.7 million from $19.2 million in expenses for the second quarter of 2004, and an increase of $3.0 million from $17.9 million in expenses for the third quarter of 2003. The third quarter increase resulted primarily from increased variable compensation related to improved business performance. In the third quarter of 2004, operating expenses decreased to 31% of net sales compared to 32% of net sales in the second quarter of 2004 and 55% of net sales in third quarter of 2003.
    Deferred revenue, which represents tools shipped and awaiting customer acceptance and pre-paid royalties received from DNS, was $32.1 million at the end of the third quarter of 2004, as compared with a balance of $43.7 million at the end of the second quarter of 2004, and $3.6 million higher than the balance of $28.5 million at the end of the third quarter of 2003. The sequential decrease in deferred revenue resulted primarily from revenue recognized from customer acceptances and $3.2 million related to DNS royalties.
    Cash, cash equivalents and restricted cash at the end of the third quarter of 2004 were $81.0 million, a decrease of $17.5 million from $98.5 million at the end of the second quarter of 2004, and a decrease of $2.5 million from $83.5 million at the end of the third quarter of 2003. Working capital at the end of the third quarter of 2004 increased to $118.1 million from $108.4 million at the end of the second quarter of 2004, and from $48.9 million at the end of the third quarter of 2003.
    Attached to this news release are unaudited condensed consolidated statements of operations and balance sheets.
    Forward-Looking Guidance: New order bookings in the fourth quarter of 2004 are expected to range between $55 million to $63 million, a decrease of approximately 15% - 25% from the third quarter. Fourth quarter 2004 revenues are expected to range between $68 million and $71 million, a potential increase of up to 5%. Gross margin in the fourth quarter is expected to be in the range of approximately 43% - 46%.
    On Wednesday, October 20, 2004, at 7:30 a.m. (Pacific Time), Mattson will hold a conference call to review the following topics: third quarter of 2004 financial results, current business conditions and the near-term business outlook. The conference call will be webcast via the Internet (www.mattson.com, under "Investors"), beginning at 7:30 a.m. Pacific Time (10:30 a.m. Eastern Time), October 20, 2004. In addition to the live webcast, a replay will be available to the public on the Mattson website for one week following the live broadcast.

    "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the company's future prospects, including, but not limited to: anticipated bookings, revenue and margins for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the company's products; customer acceptance of delivered products and the company's ability to collect amounts due upon shipment and upon acceptance; the company's ability to timely manufacture, deliver and support ordered products; the company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the company's competitors; the company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The company assumes no obligation to update the information provided in this news release.

    About Mattson Technology, Inc.
    Mattson Technology, Inc. is a leading supplier of semiconductor wafer processing equipment used in the fabrication of integrated circuits. The company's dry strip and RTP equipment utilize innovative technology to deliver advanced processing capabilities on high-productivity platforms for the fabrication of current- and next-generation devices. Since beginning operations in 1989, the company's core vision has been to help bring technology leadership and productivity gains to semiconductor manufacturers worldwide. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: 800-MATTSON/ 510-657-5900. Fax: 510-492-5911.

    Contact:
     Ludger Viefhues
     Chief Financial Officer
     Mattson Technology, Inc.
     +1-510-492-5954

                  MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)
                                 (unaudited)

                                   Three Months Ended    Nine Months Ended
                                   Sept. 26,  Sept. 28, Sept. 26,  Sept. 28,
                                     2004       2003      2004       2003

    Net sales                      $68,038    $32,633   $181,314   $130,926
    Cost of sales                   37,247     19,886    102,112     87,495
        Gross profit                30,791     12,747     79,202     43,431

    Operating expenses:
      Research, development
       and engineering               5,616      4,483     15,970     18,716
      Selling, general
       and administrative           14,956     12,638     41,299     42,309
      Amortization of intangibles      328        328        985      1,823
      Restructuring
       and other charges                --        489         --        489
        Total operating expenses    20,900     17,938     58,254     63,337

    Income (loss) from operations    9,891     (5,191)    20,928    (19,906)
    Loss on disposition
     of Wet Business                    --         --         --    (10,257)
    Interest and other income, net     307      1,267        232        865
    Income (loss) before
     provision for (benefit from)
     income taxes                   10,198     (3,924)    21,180    (29,298)
    Provision for (benefit from)
     income taxes                        1        (21)       308        142
    Net income (loss)              $10,197    $(3,903)   $20,872   $(29,440)

    Net income (loss) per share:
      Basic                          $0.20    $(0.09)     $0.43     $(0.66)
      Diluted                        $0.20    $(0.09)     $0.41     $(0.66)

    Shares used in computing net income (loss) per share:
      Basic                         49,922     44,975     49,085     44,911
      Diluted                       51,051     44,975     50,588     44,911

                  MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)
                                 (unaudited)

                                                  September 26, December 31,
                                                      2004          2003
                                    ASSETS

    Current assets:
        Cash and cash equivalents                    $80,489        $77,115
        Restricted cash                                  510            509
        Accounts receivable, net                      62,676         34,260
        Advance billings                              14,293         20,684
        Inventories                                   51,688         27,430
        Inventories - delivered systems                4,966          6,549
        Prepaid expenses and other assets             15,480         12,995

            Total current assets                     230,102        179,542

    Property and equipment, net                       23,323         16,211
    Goodwill                                           8,239          8,239
    Long-term investments                              1,641          2,626
    Other non-current assets                           1,142            769
            Total assets                            $264,447       $207,387

                    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
        Accounts payable                             $24,395        $21,340
        Accrued liabilities                           55,507         62,608
        Deferred revenue                              32,132         38,680

            Total current liabilities                112,034        122,628

    Long-term liabilities:
        Deferred income taxes                            623          1,055
            Total long-term liabilities                  623          1,055
            Total liabilities                        112,657        123,683

    Stockholders' equity:
        Common stock                                      50             45
        Additional paid-in capital                   593,584        546,099
        Accumulated other comprehensive income         9,192          9,468
        Treasury stock                                (2,987)        (2,987)
        Accumulated deficit                         (448,049)      (468,921)
            Total stockholders' equity               151,790         83,704

            Total liabilities
             and stockholders' equity               $264,447       $207,387

SOURCE  Mattson Technology, Inc.
    -0-                             10/20/2004
    /CONTACT: Ludger Viefhues, Chief Financial Officer of Mattson Technology, Inc., +1-510-492-5954/
    /Web site:  http://www.mattson.com/
    (MTSN)

CO:  Mattson Technology, Inc.
ST:  California
IN:  CPR ECP SEM
SU:  ERN CCA ERP